UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 9, 2008

Loreto Resources Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-1380412	20-5308449
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1266 1st Street, Suite 4
Sarasota, FL 34236
(Address of principal executive offices) (Zip Code)

(941) 365-5081
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Effective September 9, 2008, Loreto Resources Corporation, f/k/a Loreto Corporation (the “Company”) completed its initial closing (the “Initial Closing”) of its private placement (the “Offering”) of shares of its common stock, $0.001 par value per share (the “Common Stock”). The shares of Common Stock were offered at a price of $1.00 per share. At the Initial Closing, the Company received net proceeds of $1,312,313 from the sale of 1,350,000 shares of its Common Stock in the Offering. The Offering was conducted pursuant to the exemption from the registration requirements of the federal securities laws provided by Regulation D and Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Section 4(2) of the Securities Act. The Common Stock was offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D, and/or to persons who were neither resident in, nor citizens of, the United States. No commissions were paid in connection with the Offering. The shares of Common Stock sold in the Offering carry “piggyback” registration rights.

The Company intends to utilize the proceeds of the Offering for general corporate purposes in connection with its new strategy and focus on the mining sector in South America, with its initial focus on opportunities in Peru. The net funds raised by the Company in the Offering are immediately available to the Company.

(c) Exhibits:

Exhibit No.	Exhibit Description

10.1	Form of Subscription Agreement

99.1	Press release to be issued by Loreto Resources Corporation on September 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loreto Resources Corporation

Date: September 15, 2008	By:	/s/Luis F. Saenz
Luis F. Saenz, President